EXHIBIT 99.1

Smithfield Foods Announces Substantially

Improved Second Quarter Results

Smithfield, Virginia (November 20, 2003)—Smithfield Foods, Inc. (NYSE: SFD) today announced earnings for the second quarter of fiscal 2004, ended October 26, of $36.2 million, or $.33 per diluted share, versus net income of $4.1 million, or $.04 per diluted share, last year. Second quarter sales were $2.1 billion versus $1.8 billion last year.

Net income from continuing operations, excluding Schneider Corporation results, was $31.9 million, or $.29 per diluted share, compared with breakeven results last year. On September 25, Smithfield announced a definitive agreement to sell Schneider, its wholly-owned Canadian subsidiary, to Maple Leaf Foods Inc. The sale, which is subject to regulatory approval, is expected to close before the end of the company’s fiscal year.

Following are the company’s sales and operating profit from continuing operations by segment*:

	13 Weeks Ended		26 Weeks Ended
(in millions)	Oct. 26, 2003	Oct. 27, 2002	Oct. 26, 2003	Oct. 27, 2002
Sales
Pork	$1,157.2	$1,046.9	$2,290.2	$2,076.6
Beef	660.0	526.0	1,265.4	1,085.0
Hog Production	304.0	223.4	639.7	497.2
Other	192.6	165.4	366.1	314.9

	2,313.8	1,961.7	4,561.4	3,973.7
Intersegment	(254.1)	(189.2)	(520.1)	(398.9)

Total Sales	$2,059.7	$1,772.5	$4,041.3	$3,574.8

Operating Profit(Loss)
Pork	$42.5	$51.5	$24.9	$52.9
Beef	40.1	20.0	72.0	41.9
Hog Production	3.4	(38.2)	61.5	(19.3)
Other	2.1	3.3	(1.6)	7.6
Corporate	(13.9)	(15.1)	(28.7)	(30.0)

Total Operating Profit(Loss)	$74.2	$21.5	$128.1	$53.1

*	Note: In connection with the sale of Schneider Corporation, the company’s international meat processing operations, which were previously reported in the International segment, have been reclassified to Other, along with the company’s turkey processing and production operations.

In the quarter and for the year to date, sales from continuing operations increased on higher pricing, both in beef and pork, reflecting the impact of higher raw material costs in pork and continued strong demand for beef. Operating profit in hog production improved substantially as a result of higher live hog prices.

Fresh pork results improved in the quarter over the previous year, as market conditions improved somewhat. Processed meats margins were lower, reflecting the impact of substantially higher raw material costs that could not be fully passed through in product pricing. Processed meats and prepared foods volume rose seven percent. Overall volume was virtually flat, as fresh pork volume declined eight percent, as the company continues to shift more of its sales to further processed and value-added products.

In the prepared foods categories, the company recorded double-digit volume increases in the following pre-cooked products: bacon, sausage, entrees and ribs. In the traditional processed meats categories, hot dogs, dry sausage and 4X6 sliced ham also grew at double-digit rates. This exceptional increase in processed meats volume reflects the company’s continued focus on using its raw materials internally and growing the value-added sector of the business.

Operating profit in the beef segment doubled as a result of continued strong demand for beef, in spite of record high cattle prices. Prices for live cattle reached record levels following the ban on Canadian cattle, combined with lower cattle supplies in the United States. Reflecting these lower supplies, beef volume was three percent below last year.

Hog production operations reported a modest operating profit versus a loss of $38.2 million a year ago, as live hog market prices averaged about $39 per hundredweight, about $10 per hundredweight above last year. After allocation of interest costs, the company’s live production operations were unprofitable. Live hog prices remained somewhat depressed because of higher shipments of live hogs from Canada to the United States. Raising costs were about the same as the first quarter, but somewhat above the same quarter a year ago, reflecting higher grain costs over the past year.

Joseph W. Luter, III, chairman and chief executive officer, said that he was generally pleased with the results of the quarter. “Our pork and beef operations are healthy and our processed meats business is growing faster than the industry. The influx of Canadian hogs into the United States continues to alter the normal supply and demand effect on live hog prices, resulting in continued losses for hog producers and threatening the viability of many smaller producers. However, these conditions will not remain for an extended period of time. The longer that the lack of profitability lingers in the industry, the stronger it will rebound, just as we have seen in the beef industry,” said Mr. Luter.

The company recently announced the acquisition of Cumberland Gap, a premium-branded producer of hams. Farmland Foods was acquired from Farmland Industries effective October 28. The earnings from Farmland are expected to be immediately accretive and more than offset the earnings loss associated with the sale of Schneider, currently reflected as discontinued operations. The company also acquired the assets of Alliance Farms, with assets located in Colorado and Illinois. “We have major cost savings opportunities in some areas of these companies, which should provide an opportunity to improve near-term profitability,” Mr. Luter said.

Mr. Luter said that he was optimistic about the remainder of fiscal 2004. “Early indications are that we will have a good third quarter. Our beef operations continue to be strong and our processed meats business continues to show significant growth in several product categories. The futures market reflects improving prices for live hogs late in the third quarter and into our fiscal fourth quarter. Finally, the addition of Farmland looks to be a significant contributor to earnings immediately.” said Mr. Luter.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions and approvals of domestic and foreign governments.

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(table follows)

CONSOLIDATED STATEMENTS OF INCOME

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

	13 Weeks Ended		26 Weeks Ended
(In millions, except per share data)	October 26, 2003	October 27, 2002	October 26, 2003	October 27, 2002
Sales	$2,059.7	$1,772.5	$4,041.3	$3,574.8
Cost of sales	1,857.5	1,624.2	3,663.2	3,265.8

Gross profit	202.2	148.3	378.1	309.0
Selling, general and administrative expenses	128.0	126.8	250.0	255.9
Interest expense	25.7	21.9	53.2	45.2

Income from continuing operations before income taxes	48.5	(0.4)	74.9	7.9
Income taxes	16.6	(0.2)	25.4	3.1

Income from continuing operations	31.9	(0.2)	49.5	4.8
Income from discontinued operations, net of tax	4.3	4.3	8.8	11.1

Net income	$36.2	$4.1	$58.3	$15.9

Income per common share:
Basic:
Continuing operations	$.29	$(.00)	$.45	$.05
Discontinued operations	.04	.04	.08	.10

Net income	$.33	$.04	$.53	$.15

Diluted:
Continuing operations	$.29	$(.00)	$.44	$.04
Discontinued operations	.04	.04	.08	.10

Net income	$.33	$.04	$.52	$.14

Average common shares outstanding:
Basic	109.9	109.4	109.7	109.7
Diluted	111.3	110.7	111.3	111.1

Note: Depreciation expense for the prior year has been reclassified into cost of sales and selling, general and administrative expenses, as appropriate.

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